EXHIBIT 99.1

For Further Information:

Scheid Vineyards Inc.  (Nasdaq SCM:  SVIN)

305 Hilltown Road

Salinas, CA 93908

(831) 455-9990

CONTACT:	Scott Scheid, President and CEO
Mike Thomsen, Chief Financial Officer

For Immediate Release:

November 16, 2005

SCHEID VINEYARDS INC. REPORTS THIRD QUARTER RESULTS

President Comments on Late 2005 Harvest; Preliminary Results

SALINAS, CA – November 16, 2005 - Scheid Vineyards Inc. (Nasdaq SCM:  SVIN) announced today its preliminary financial results for the third quarter ended September 30, 2005.

For the three months ended September 30, 2005, sales of grapes were 41% lower than the same quarter last year, decreasing to $7,978,000 from $13,484,000.  Net income decreased by 77% to $322,000 from $1,399,000, resulting in earnings of $0.06 per share, down from $0.26 per share reported in 2004.

For the nine months ended September 30, 2005, total revenues were 39% lower than the same period last year, decreasing to $9,795,000 from $16,062,000.  A net loss of $622,000 was reported, resulting in a loss of $0.12 per share for the first nine months of 2005, compared to a profit of $92,000, or earnings of $0.02 per share, in the 2004 period.

Mike Thomsen, CFO, stated, “This substantial reduction in revenues was due to the timing of grapes sales, caused primarily by cool weather during the 2005 growing season.  Harvest started slowly and has run about three weeks later than normal.  As of September 30th, approximately 32% of the Company’s producing acres had been harvested, compared to 80% as of the same date in 2004.”

Mr. Thomsen continued by stating, “In addition to grapes sold directly to wineries, the Company converts some of its grapes into bulk wine to be sold later, either pursuant to contracts or for the speculative market, which affects the timing of revenue recognition.  As of September 30, 2005, approximately 8,650 tons of grapes had been harvested, of which 3,450 tons were converted into bulk wine.  Through September 30, 2004, the Company had harvested 14,000 tons, of which 3,500 tons had been converted to bulk wine.  Hence, the tonnage of grapes delivered directly to customer wineries in 2005 was down by approximately 50% when compared to 2004.”

Scott D. Scheid, CEO, stated, “With completion of the harvest expected by the end of November, it is clear that this will be the largest grape crop in the thirty-three year history of the Company.  We expect our grape crop tonnage to be approximately 50% larger than in 2004.  Although the harvest has not yet been completed, we estimate that grape sale revenues will be in excess of $20,000,000 for the fiscal year ending December 31, 2005, an increase of 25% from grape sale revenues of fiscal 2004.  Industry-wide results are not yet available for 2005, but it is projected to be one of the largest grape harvests in the history of California – with excellent quality overall.”

Mr. Scheid then cautioned, “Review of the past shows that, due to vine stress and other factors, very large harvests are generally followed by average or below average size crops the next year.  Further, due to the potential year to year carryover of bulk wine, grape and wine prices would be expected to soften the year following a bumper crop.”

“The Company’s new winery facility began operations, as scheduled, on September 2, 2005, and has been processing both red and white grapes.  Approximately 10,500 tons of the Company’s grapes will be made into bulk wine in 2005, as compared to 6,400 tons in 2004, an increase of 64%.  The timing of shipments of bulk wine is dictated by the needs of customers, so recognition of revenues can and do shift from one fiscal year to the next.  Therefore, bulk wine sales for 2005 cannot be reasonably determined at this time, but the Company does expect wine sales for fiscal 2005 to be greater than in 2004.”

“In addition to producing wine for the Company’s own account, our winery processes grapes on a fee-for-service basis for other wineries and growers.  We expect such winery processing revenues will be in excess of $1,200,000 for 2005.”

“We caution that the use of ratios and amounts of historical cost of sales and other expenses deducted in calculating net income should not be expected to provide an indication of gross profit or net income to be reported by the Company for fiscal 2005.”

Scheid Vineyards Inc. (www.scheidvineyards.com) is an independent producer of premium wine grapes and bulk wine.  The Company operates approximately 5,700 acres of vineyards, primarily in Monterey County, California. The Company sells most of its grape production under short and long-term grape and bulk wine contracts to wineries producing high quality table wine.  The Company also operates a winery with an approximately 11,000 ton processing capability in which the Company produces bulk wine, as well as a small amount of ultra premium wine under its own label.

Note:  This press release contains forward-looking statements concerning expectations for the 2005 harvest, the Company’s 2005 financial performance and anticipated crop yields in 2006.  These forward-looking statements can generally be identified as such because the context of the statement will include such words as the Company “estimates” or words of similar import.  Similarly, statements that describe the Company’s future operating performance, financial results, plans, objectives or goals are also forward-looking statements.  Such forward looking statements are subject to certain factors, risks and uncertainties which could cause actual results to differ materially from those currently anticipated.  Such factors, risks and uncertainties include, but are not limited to, (i) success in planting, cultivating and harvesting of existing and new vineyards, including the effects of weather conditions, (ii) the potential effect on the Company’s vineyards of certain diseases, insects and pests, including the glassy-winged sharpshooter, (iii) effects of variances in grape yields and prices from harvest to harvest due to agricultural, market and other factors and relatively fixed farming costs, (iv) success in, and the timing of, future acquisitions, if any, of additional properties for vineyard development and related businesses as well as variability in acquisition and development costs, (v) consumer demand and preferences for the wine grape varieties produced by the Company, (vi) general health and social concerns regarding consumption of wine and spirits, (vii) the size and growth rate of the California wine industry, (viii) seasonality of the wine grape producing business, (ix) increases or changes in government regulations regarding environmental impact, water use, labor or consumption of alcoholic beverages, (x) competition from other producers and wineries, (xi) proposed expansion of the Company’s wine business, (xii) the Company’s dependence on a small number of clients for the purchase of a substantial portion of the Company’s grape production, (xiii) the availability of financing on terms acceptable to the Company, and (xiv) the Company’s labor relations.  These and other factors, risks and uncertainties are discussed in greater detail under the caption “Business - Cautionary Information Regarding Forward Looking Statements in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2005.  Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undo reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

SCHEID VINEYARDS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
REVENUES:
Grape sales	$5,028	$12,650	$5,028	$12,650
Bulk wine sales	2,243	363	3,497	2,350
Winery processing and other revenues	351	—	351	—
Vineyard management, services and other fees	223	341	614	753
Tasting room revenues	133	130	305	309
Total revenues	7,978	13,484	9,795	16,062
COST OF SALES	5,537	9,387	6,734	11,207
GROSS PROFIT	2,441	4,097	3,061	4,855
General and administrative expenses	1,569	1,429	4,087	3,902
Selling expenses	136	146	379	374
Interest expense	209	162	603	472
Investment and interest (income) loss	(2)	20	(33)	(54)
Gain on sale of land and equipment	(8)	—	(938)	—
INCOME (LOSS) BEFORE PROVISION FOR (BENEFIT FROM) INCOME TAXES	537	2,340	(1,037)	161
PROVISION FOR (BENEFIT FROM) INCOME TAXES	215	941	(415)	69
NET INCOME (LOSS)	$322	$1,399	$(622)	$92

NET INCOME (LOSS) PER SHARE:
BASIC	$0.06	$0.26	$(0.12)	$0.02
DILUTED	$0.06	$0.25	$(0.12)	$0.02

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	5,104	5,476	5,104	5,476
DILUTED	5,143	5,504	5,104	5,504

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